Exhibit 99.1

For immediate release

AAR REPORTS FIRST QUARTER FISCAL YEAR 2014 RESULTS

•            Diluted earnings per share of $0.45

•            First quarter sales of $514.5 million

•            Cash flow from operations of $27.5 million

•            Free cash flow of $20.3 million

WOOD DALE, ILLINOIS (September 24, 2013) — AAR (NYSE: AIR) today reported first quarter fiscal year 2014 consolidated sales of $514.5 million and net income of $17.9 million, or $0.45 per diluted share.  For the first quarter of the prior fiscal year, the Company reported sales of $550.5 million and net income of $18.2 million, or $0.45 per diluted share.

During the quarter, the Company generated $27.5 million in cash flow from operations and free cash flow of $20.3 million.

“We are pleased that we achieved our earnings target by delivering better margins and lower costs, while experiencing an overall sales decline primarily due to an expected sales reduction in our Technology Products segment,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.  “Additionally, we are pleased with the strong cash flow performance of the Company, as free cash flow exceeded net income.”

For the first quarter, sales to commercial customers represented 57% of consolidated sales and sales to government and defense customers represented 43% of consolidated sales.

Consolidated gross profit margin was 16.5% for the first quarter compared to 16.4% last year.  In the Aviation Services segment, the gross profit margin improved over the prior year due to strong results at the Company’s airlift and airframe maintenance operations.  In the Technology Products segment, the gross profit margin declined due to lower sales of mobility products and mix of products sold.

Selling, general and administrative expenses as a percentage of sales were 9.3% for the first quarter compared to 9.7% last year, reflecting a sharp focus on cost control.  Operating income in the first quarter was $38.2 million, a margin of 7.4%, as compared to $38.4 million, or 7.0% of sales in the prior year.

Net interest expense for the quarter increased from $10.2 million in first quarter last year to $10.7 million, primarily due to the impact of higher borrowing costs as a result of the ten year 7.25% Senior Notes issued in April 2013.  As of August 31, 2013, net debt was reduced by $22 million sequentially and by $109 million from August 31, 2012.

Average diluted share count for the quarter was 39.0 million compared to 41.7 million in the first quarter last year.

Storch concluded, “In the first quarter, sales in our Aviation Services segment were slightly below prior year, however we are anticipating a return to growth in the second quarter.  In Technology Products, we expect sales of our mobility products business to remain steady going forward and to be neutral to prior year results for the balance of the fiscal year.  Further, we are confirming our guidance for Fiscal 2014, with consolidated sales in the range of $2.175 to $2.225 billion and full year diluted earnings per share in the range of $2.00 to $2.05.”

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CST on September 24, 2013. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1623126). The replay will be available from 8:15 p.m. CST on September 24, 2013, until 11:59 p.m. CST on October 1, 2013.

About AAR

AAR CORP. is a global aviation and aerospace company that employs more than 6,000 people in 17 countries. Based in Wood Dale, Illinois, AAR supports commercial, government and defense customers through two operating segments: Aviation Services and Technology Products. AAR’s services include inventory management and parts distribution; aircraft maintenance, repair and overhaul; and expeditionary airlift. AAR’s products include cargo systems and containers; mobility systems and shelters; advanced aerostructures; and command and control systems. More information can be found at www.aarcorp.com.

Contact: John Fortson, Vice President, Chief Financial Officer | (630) 227-2075 | john.fortson@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2013. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income

(In millions except per share data - unaudited)

	Three Months Ended August 31,
	2013	2012

Sales	$514.5	$550.5
Cost and expenses:
Cost of sales	429.8	460.2
Selling, general and administrative	47.7	53.3

Earnings from aircraft joint ventures	1.2	1.4

Operating income	38.2	38.4

Loss on extinguishment of debt	—	(0.2)

Interest expense	(11.0)	(10.6)
Interest income	0.3	0.4

Income before income taxes	27.5	28.0
Income tax expense	9.5	9.7
Net income attributable to AAR and noncontrolling interest	18.0	18.3
Income attributable to noncontrolling interest	(0.1)	(0.1)
Net income attributable to AAR	$17.9	$18.2

Earnings per share — Basic	$0.45	$0.46

Earnings per share — Diluted	$0.45	$0.45

Share Data:

Average shares outstanding — Basic	38.6	38.5
Average shares outstanding — Diluted	39.0	41.7

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights

(In millions except per share data)

	August 31, 2013	May 31, 2013

Cash and cash equivalents	$90.9	$75.3
Current assets	1,051.0	1,033.7
Current liabilities (excluding debt accounts)	276.6	302.6
Net property, plant and equipment	351.2	361.7
Total assets	2,129.2	2,136.9
Total debt	702.2	708.6
Stockholders’ equity	939.4	919.5
Book value per share	$23.72	$23.34
Shares outstanding	39.6	39.4

Sales By Business Segment

(In millions - unaudited)

	Three Months Ended August 31,
	2013	2012
Aviation Services	$393.7	$398.2
Technology Products	120.8	152.3
	$514.5	$550.5

Gross Profit by Business Segment

(In millions- unaudited)

	Three Months Ended August 31,
	2013	2012
Aviation Services	$65.5	$61.4
Technology Products	19.2	28.9
	$84.7	$90.3

Diluted Earnings Per Share Calculation

(In millions except per share data- unaudited)

	Three Months Ended August 31,
	2013	2012
Net income attributable to AAR	$17.9	$18.2
Add: After-tax interest on convertible debt	—	1.2
Less: Income attributable to participating shares	(0.4)	(0.6)
Net income for diluted EPS calculation	$17.5	$18.8

Diluted shares outstanding	39.0	41.7

Diluted earnings per share	$0.45	$0.45

Note: Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measure reported on a non-GAAP basis to compare financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The company uses free cash flow for the three-month period ended August 31, 2013 to evaluate its financial results and trends, and believes it is useful for the reader of this press release.

Free Cash Flow

(In millions - unaudited)

Three Months Ended August 31,
2013
Net cash provided from operating activities	$27.5
Less: Property, plant and equipment expenditures	(7.2)
Free Cash Flow	$20.3